Filed Pursuant to 424(b)(2)
Registration Statement No. 333-121450

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 20, 2004

12,000,000 Shares of Common Stock

          Unless the context otherwise requires, all references to “we,” “us,” or “our” in this prospectus supplement refer to Peregrine Pharmaceuticals, Inc., a Delaware corporation.

          This Prospectus Supplement and the attached Prospectus relate to the offering and sale of 8,000,000 shares of our common stock, par value $.001 per share, for net proceeds of $6,720,000 to Double U Master Fund LP, an institutional investor (the “Investor”), pursuant to the terms of a common stock purchase agreement dated June 22, 2005. The terms of the offering were negotiated between us and the Investor. No warrants were issued, nor were any commissions paid, in connection with this offering. After this offering, we have 875,000 shares of common stock available for issuance under Registration Statement No. 333-121450.

          Our common stock is listed on The Nasdaq SmallCap Market under the symbol “PPHM”. On June 23, 2005, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $1.06 per share. As of June 23, 2005, after giving effect to this offering, there are approximately 165,691,000 shares of our common stock outstanding. The common stock sold under this prospectus supplement will be listed on The Nasdaq SmallCap Market after we notify The Nasdaq SmallCap Market that the shares have been issued.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE WITHOUT THE PROSPECTUS DATED DECEMBER 20, 2004, AND WE HAVE NOT AUTHORIZED ANYONE TO DELIVER OR USE THIS PROSPECTUS SUPPLEMENT WITHOUT THE PROSPECTUS. You should read this Prospectus Supplement and the accompanying Prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

The date of this prospectus supplement is June 24, 2005.

S-1

PROSPECTUS

12,000,000 Shares of Common Stock

                This prospectus will allow us to issue, from time to time in one or more offerings, up to 12,000,000 shares of our common stock. In this prospectus, we sometimes refer to our common stock as the “securities.” Each time we sell securities:

•	we will provide a prospectus supplement; and

•	the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document.

                 You should read this document and any prospectus supplement carefully before you invest.

                 Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on The Nasdaq SmallCap Market under the symbol “PPHM”. On December 16, 2004, the last reported sale price of our common stock on The Nasdaq SmallCap Market was $1.23 per share.

                THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

                 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DESCRIPTION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SECURITIES OFFERED BY THIS PROSPECTUS.

The date of this Prospectus is December 20, 2004

                 You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

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PROSPECTUS SUMMARY

                 The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus. As used in this prospectus, the terms “we”, “us”, “our”, “Company” and “Peregrine” refers to Peregrine Pharmaceuticals, Inc., and its wholly-owned subsidiaries, Avid Bioservices, Inc., and Vascular Targeting Technologies, Inc.

About Peregrine Pharmaceuticals, Inc.

                 About Us .  Peregrine Pharmaceuticals, Inc., located in Tustin, California, is a biopharmaceutical company primarily engaged in the research, development, manufacture and commercialization of products for cancer therapeutics, cancer diagnostics, and other diseases, through a series of proprietary platform technologies using monoclonal antibodies. We are organized into two reportable operating segments: (i) Peregrine, the parent company, is engaged in the research and development of novel therapeutics and (ii) Avid Bioservices, Inc., (“Avid”) our wholly-owned subsidiary, is engaged in providing contract manufacturing and development of biologics for biopharmaceutical and biotechnology companies.

                Our Development Focus .  We are primarily focused on developing therapeutic agents that affect blood vessels and blood flow in cancer and other diseases. Our vascular research programs fall under several different proprietary platforms including Anti-Phospholipid Therapy (“APT”), Vascular Targeting Agents (“VTAs”), anti-Angiogenesis and Vasopermeation Enhancement Agents (“VEAs”). Our most clinically advanced therapeutic program is based on a targeting platform outside vascular biology. This technology platform is known as Tumor Necrosis Therapy (“TNT”) and targets dead or dying tumor cells that are common to the majority of different tumor types and deliver therapeutic agents that kill nearby living tumor cells.

                For a more detailed discussion of our proprietary platforms, please refer to our Form 10-K for the fiscal year ended April 30, 2004, filed with the Securities and Exchange Commission on July 14, 2004.

About the Offering

Common stock offered in this
prospectus	12,000,000 shares

Common stock outstanding after
this offering	156,558,472 shares (1)

Use of proceeds	See “Use of Proceeds”

Nasdaq Small Cap Market symbol	PPHM

————————————

(1)	Based on 144,558,472 shares outstanding as of December 16, 2004, and assumes the issuance of common stock offered in this prospectus. The number set forth above does not include approximately 27,838,892 shares of our common stock that, as of December 16, 2004, are issuable upon the exercise of outstanding options and warrants. These options and warrants are exercisable at prices ranging from $0.24 to $5.28 per share, with an average exercise price of $1.61 per share.

RISK FACTORS

                An investment in our securities being offered in this prospectus is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus or incorporated herein by reference before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

If We Cannot Obtain Additional Funding, Our Product Development and Commercialization Efforts May Be Reduced or Discontinued.

                 At October 31, 2004, we had $10,325,000 in cash and cash equivalents. We have expended substantial funds on (i) the research, development and clinical trials of our product candidates, and (ii) funding the initial operations of our wholly-owned subsidiary, Avid Bioservices, Inc. As a result, we have historically experienced negative cash flows from operations since our inception and we expect the negative cash flows from operations to continue for the foreseeable future, unless and until we are able to generate sufficient revenues from Avid’s contract manufacturing services and/or from the sale and/or licensing of our products under development. While we expect Avid to generate revenues in the foreseeable future, we expect our monthly negative cash flow to continue for the foreseeable future, due to our anticipated clinical trial activities using Tarvacin™ and Cotara®, our anticipated development costs associated with Anti-Phospholipid Therapy (“APT”), Vasopermeation Enhancement Agents (“VEAs”) and Vascular Targeting Agents (“VTAs”), and expansion of our manufacturing capabilities. We believe we have sufficient cash on hand to meet our obligations on a timely basis through at least the first quarter of our fiscal year 2006.

                 We plan to obtain any necessary financing through one or more methods including either equity or debt financing and/or negotiating additional licensing or collaboration agreements for our platform technologies. Under equity transactions, we plan to raise additional capital through the offer and sale of shares of our common stock off our current shelf registration statement on Form S-3, File No. 333-109982. As of December 3, 2004, we had approximately 7,003,000 shares available for possible future transactions under that shelf registration statement. However, given uncertain market conditions and the volatility of our stock price and trading volume, we may not be able to sell our securities at prices and on terms that are favorable to us, if at all.

We Have Had Significant Losses And We Anticipate Future Losses.

                 All of our products are currently in development, pre-clinical studies or clinical trials, and no revenues have been generated from commercial product sales. We have incurred net losses in most fiscal years since we began operations in 1981. The following table represents net losses incurred during the past three fiscal years:

Net Loss
Fiscal Year 2004	$14,345,000
Fiscal Year 2003	$11,559,000
Fiscal Year 2002	$11,718,000

                 As of October 31, 2004, we had an accumulated deficit of $161,402,000. While we expect to generate revenues from Avid’s contract manufacturing services, we expect those near term revenues will be insufficient to fully cover anticipated cash flows used in operations. In addition, revenues from the sale and/or licensing of our products under development are always uncertain and the costs associated with clinical trials and product manufacturing are very expensive and the time frame necessary to achieve market success for our products is long and uncertain. We do not expect to generate product or royalty revenues for at least the next 2 years, and we may never generate product revenues sufficient to become profitable or to ever sustain profitability.

Our Product Development Efforts May Not Be Successful.

                 Since inception, we have been engaged in the development of compounds for the treatment and diagnosis of people with cancer. Our product candidates have not received regulatory approval and are generally in research, pre-clinical and clinical stages of development. The development of safe and effective therapies for treating people with cancer and other diseases is highly uncertain and subject to numerous risks. Product candidates that may appear to be promising at early stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or cause harmful side effects during clinical trials, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality or may fail to achieve market acceptance.

                 In addition, our product candidates may take longer than anticipated to progress through clinical trials or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to the clinical sites, the eligibility criteria for the study, and the availability of insurance coverage. In addition, because our Cotara® product currently in clinical trials represents a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than participate in our clinical study(ies).

Our Product Development Efforts Are Subject to Government Regulation That Is Time-Consuming and Uncertain.

                 Any products that we develop are subject to regulation by federal, state and local governmental authorities in the United States, including the U.S. Food and Drug Administration (“FDA”), and by similar agencies in other countries. Any product that we develop must receive all relevant regulatory approvals or clearances before clinical trials commence all the way through the date it is approved for commercial distribution by the FDA or similar agency and marketed in a particular country.

                 The approval process, which includes extensive pre-clinical studies and clinical trials of each product candidate in order to study its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Clinical trials of our product candidates may not demonstrate safety and efficacy to the extent necessary to obtain regulatory approvals for the indications being studied, if at all. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of any of our product candidates could delay or prevent regulatory approval of the product candidate.

                 We may also encounter significant delays in initiating clinical trials or continuing clinical trials due to regulatory questions or concerns pertaining to pre-clinical data submitted to the FDA, or the FDA may reject our product candidates if our product candidates are found to be ineffective or cause harmful side effects during clinical trials. In addition, data submitted to the FDA from pre-clinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent clinical development and regulatory approval, which factors are beyond our control.

                 In September 2004, we filed an Investigational New Drug Application (“IND”) with the FDA to initiate our first clinical trial under our APT program using Tarvacin™. In response to requests from the FDA following the IND submission, we will provide additional information and may alter some aspects of the planned clinical study. We are currently working with the FDA and our clinical advisors and scientists to submit a revised clinical protocol to the FDA in the near term. The Phase I study can begin following the FDA’s review and approval of the additional information and the final clinical protocol. These efforts to work with the FDA to initiate the Tarvacin™ clinical trial could be unsuccessful which would prevent clinical development of Tarvacin™.

                Delays in advancing our product candidates may adversely affect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our antibody technologies.

If We Cannot License Or Sell Our Cotara® Product, This Product May Be Delayed or Never Be Further Developed.

                We recently concluded enrollment of our Phase I study with Cotara® for colorectal cancer, and are evaluating potential indications for further studies with Cotara®. In addition, we recently entered into a collaboration with New Approaches to Brain Tumor Therapy (“NABTT”) Consortium to initiate the first stage of our FDA approved registration trial with Cotara® for brain cancer. After the first stage of the FDA approved registration trial, we will require substantial financial resources, which we do not presently have, to complete the remainder of the registration trial in order to potentially file a biologics license application for product approval. We have been seeking a licensing or funding partner for our Cotara® brain cancer project since February 2003 when we obtained protocol acceptance from the FDA. While we are hopeful that our new collaboration with NABTT will give us the opportunity to commence the registration trial, there is no certainty that the clinical data that will be generated from this clinical trial will be sufficient to attract a licensing partner to continue clinical development. The collaboration with NABTT alone will not provide us with the resources necessary to complete the registration trial.

                If a licensing partner is not found for this technology, we may not be able to further advance this project beyond the first part of the FDA approved registration trial. In addition, because there are a limited number of companies which have the financial resources, the internal infrastructure, the technical capability and the marketing infrastructure to develop and market a radiopharmaceutical based anti-cancer drug, we may not find a suitable partnering candidate for the technology.

Our Dependency On One Radiolabeling Supplier May Negatively Impact Our Ability To Complete Clinical Trials And Market Our Products.

                We have procured our antibody radioactive isotope combination services (“radiolabeling”) with Iso-tex Diagnostics, Inc. for all clinical trials using Cotara®. If this supplier is unable to continue to qualify its facility or label and supply our antibody in a timely manner, our clinical trial activities could be adversely affected and delayed. While there are other suppliers for radioactive isotope combination services, our clinical trial would be delayed for up to 12 to 18 months because it may take that amount of time to certify a new facility under current Good Manufacturing Practices and qualify the product, plus we would incur significant costs to transfer our technology to another vendor. Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a company for commercial antibody manufacturing and radioactive isotope combination services. An antibody that has been combined with a radioactive isotope, such as Iodine 131, cannot be stored for long periods of time, as it must be used within one week of being radiolabeled to be effective. Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any such third-party service provider or antibody supplier could negatively impact our ability to complete ongoing clinical trials conducted by us or a potential licensing partner.

We May Not be Able to Manufacture Our Products in Commercial Quantities, Which Would Prevent Us From Marketing Our Products, if Approved.

                During the clinical trial process, drug candidates are generally manufactured in small quantities. If the FDA approves one of our product candidates for commercial sale, we may need to manufacture these products in larger quantities to support commercial quantities. We cannot assure you that we will be able to successfully increase the manufacturing capacity, whether on our own or in collaboration with third party manufacturers, for any of our product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require certain additional validation studies, which the FDA must review and approve. Currently, we manufacture all pre-clinical and clinical material through Avid Bioservices, our wholly-owned subsidiary. Although Avid has recently acquired a 1,000 liter bioreactor, that may not be enough additional capacity to meet our anticipated commercial needs.

We May Have Significant Product Liability Exposure Because We Maintain Only Limited Product Liability Insurance.

                We face an inherent business risk of exposure to product liability claims in the event that the administration of one of our drugs during a clinical trial adversely affects or causes the death of a patient. Although we maintain product liability insurance for clinical studies in the amount of $5,000,000 per occurrence or $5,000,000 in the aggregate on a claims-made basis, this coverage may not be adequate. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall, could negatively impact our financial position and results of operations.

                In addition, the contract manufacturing services that we offer through Avid expose us to an inherent risk of liability as the antibodies or other substances manufactured by Avid, at the request and to the specifications of our customers, could possibly cause adverse effects or have product defects. We obtain agreements from our customers indemnifying and defending us from any potential liability arising from such risk. There can be no assurance that such indemnification agreements will adequately protect us against potential claims relating to such contract manufacturing services or protect us from being named in a possible lawsuit. Although Avid has procured insurance coverage, there is no guarantee that we will be able to maintain our existing coverage or obtain additional coverage on commercially reasonable terms, or at all, or that such insurance will provide adequate coverage against all potential claims to which we might be exposed. A successful partially or completely uninsured claim against Avid would have a material adverse effect on our consolidated operations.

The Liquidity Of Our Common Stock Will Be Adversely Affected If Our Common Stock Is Delisted from The Nasdaq SmallCap Market.

                 Our common stock is presently traded on The Nasdaq SmallCap Market. To maintain inclusion on The Nasdaq SmallCap Market, we must continue to meet the following six listing requirements:

1.	Net tangible assets of at least $2,000,000 or market capitalization of at least $35,000,000 or net income of at least $500,000 in either our latest fiscal year or in two of our last three fiscal years;

2.	Public float of at least 500,000 shares;

3.	Market value of our public float of at least $1,000,000;

4.	A minimum closing bid price of $1.00 per share of common stock, without falling below this minimum bid price for a period of 30 consecutive trading days;

5.	At least two market makers; and

6.	At least 300 stockholders, each holding at least 100 shares of common stock.

                 We cannot guarantee that we will be able to maintain the minimum bid price requirement or maintain any of the other requirements in the future. The market price of our common stock has generally been highly volatile. During the past twelve months, the trading price of our common stock on the Nasdaq SmallCap Market ranged from $0.88 per share to $3.14 per share. If we fail to meet any of the Nasdaq SmallCap Market listing requirements, the market value of our common stock could fall and holders of common stock would likely find it more difficult to dispose of the common stock.

                 If our common stock is delisted, we would apply to have our common stock quoted on the over-the-counter electronic bulletin board. Upon being delisted, however, our common stock will become subject to the regulations of the Securities and Exchange Commission relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on the NASDAQ National or SmallCap Market, that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

The Sale Of Substantial Shares Of Our Common Stock May Depress Our Stock Price.

                As of December 16, 2004, we had 144,558,472 shares of common stock outstanding, and the last reported sales price of our common stock was $1.23 per share on December 16, 2004. We could also issue up to 27,838,892 additional shares of common stock upon the exercise of outstanding options and warrants as further described in the following table:

Description of instrument	Number of Shares Outstanding	Weighted Average Per Share Exercise Price
Common shares issuable upon exercise of
outstanding stock options	12,526,044	$1.55
Common shares issuable upon exercise of
outstanding warrants	15,312,848	$1.65

Total	27,838,892	$1.61

                Of the total warrants and options outstanding as of December 16, 2004, approximately 13,563,570 option and warrants would be considered dilutive to shareholders because we would receive an amount per share which is less than the market price of our common stock at December 16, 2004.

                In addition, we plan to raise additional capital through the offer and sale of shares of our common stock off our current shelf registration statement on Form S-3, File No. 333-109982 which will cause future dilution and may depress our stock price. As of December 16, 2004, we had approximately 7,003,000 shares available for possible future transactions under the shelf registration statement.

Our Highly Volatile Stock Price And Trading Volume May Adversely Affect The Liquidity Of Our Common Stock.

                The market price of our common stock and the market prices of securities of companies in the biotechnology sector have generally been highly volatile and are likely to continue to be highly volatile.

                The following table shows the high and low sales price and trading volume of our common stock for each of the ten fiscal quarters ended October 31, 2004:

	Common Stock Sales Price		Common Stock Daily Trading Volume (000’s omitted)
	High	Low	High	Low
First Two Quarters of Fiscal Year 2005
Quarter Ended October 31, 2004	$1.96	$0.95	2,141	148
Quarter Ended July 31, 2004	$1.92	$0.88	1,749	131
Fiscal Year 2004
Quarter Ended April 30, 2004	$2.85	$1.56	3,550	320
Quarter Ended January 31, 2004	$3.14	$2.01	6,062	201
Quarter Ended October 31, 2003	$2.44	$1.25	18,060	314
Quarter Ended July 31, 2003	$2.19	$0.60	12,249	255
Fiscal Year 2003
Quarter Ended April 30, 2003	$0.85	$0.44	3,239	94
Quarter Ended January 31, 2003	$1.20	$0.50	3,619	59
Quarter Ended October 31, 2002	$0.93	$0.35	1,696	104
Quarter Ended July 31, 2002	$2.29	$0.66	1,686	113
Fiscal Year 2002
Quarter Ended April 30, 2002	$2.90	$1.50	751	135
Quarter Ended January 31, 2002	$4.00	$1.32	3,525	73
Quarter Ended October 31, 2001	$2.23	$0.81	4,265	117
Quarter Ended July 31, 2001	$3.50	$1.21	2,127	127

                   The market price of our common stock may be significantly impacted by many factors, including, but not limited to:

•	Announcements of technological innovations or new commercial products by us or our competitors;
•	Publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors;
•	Our financial results or that of our competitors;
•	Announcements of licensing agreements, joint ventures, strategic alliances, and any other transaction that involves the sale or use of our technologies or competitive technologies;
•	Developments and/or disputes concerning our patent or proprietary rights;
•	Regulatory developments and product safety concerns;
•	General stock trends in the biotechnology and pharmaceutical industry sectors;
•	Economic trends and other external factors, including but not limited to, interest rate fluctuations, economic recession, inflation, foreign market trends, national crisis, and disasters; and
•	Health care reimbursement reform and cost-containment measures implemented by government agencies.

                These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

We May Become Involved in Lawsuits, Interference or Opposition Proceedings to Enforce or Protect Our Patents and Intellectual Property Position That Would Be Expensive and Time Consuming.

                In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority of inventions or the validity of claims in a granted patent. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our patent application at risk of not issuing, cause us to revise the claims in our application, or render our granted patent invalid.

                Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could materially adversely affect our business and financial results.

We May Not Be Able To Compete With Our Competitors In The Biotechnology Industry Because Many Of Them Have Greater Resources Than We Do And They Are Further Along In Their Development Efforts.

                The biotechnology industry is intensely competitive. We face competition from pharmaceutical companies, pharmaceutical divisions of chemical companies, and biotechnology companies of various sizes. Some or all of these companies may have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials. We expect to continue to experience significant and increasing levels of competition in the future. In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products which are comparable or superior to our technologies and products. The FDA has approved our Cotara® registration protocol for the treatment of brain cancer. We recently entered into a collaboration with New Approaches to Brain Tumor Therapy (“NABTT”) Consortium to initiate the first stage of the registration trial. Companies conducting late stage clinical trials in brain cancer that may complete with us include, among others, Xenova Group plc, Allos Therapeutics, Inc. and NeoPharm, Inc. Xenova Group plc has initiated a phase III clinical trial of TransMID™ for the treatment of progressive or recurrent non-operable glioblastoma multiforme. Allos Therapeutics, Inc. is developing RSR13 (efaproxiral) for the treatment of patients with brain metastases originating from breast cancer in a phase III study. NeoPharm is developing IL13-PE38QQR for the treatment of recurrent glioblastoma multiforme in a Phase III study. Most of our other products are in earlier stages of development or clinical trials, including Tarvacin™. As for Tarvacin™, there are a number of possible competitors with approved products or targeted agents under development for the treatment of cancer, including but not limited to, Avastin™ by Genentech Inc., Iressa® by AstraZeneca PLC, Gleevec® by Novartis AG, Tarceva™ by OSI Pharmaceuticals, Inc. and Genentech, Inc., Erbitux™ by ImClone Systems, Inc., and ABX-EGF by Abgenix, Inc. Due to the significant number of companies attempting to develop cancer therapeutics combined with the fact that our other products are generally in early stages of development, we cannot provide an accurate listing of all possible competitors at this stage of development.

New and Potential New Accounting Pronouncements May Impact Our Future Financial Position and Results of Operations.

                There may be potential new accounting pronouncements or regulatory rulings, which may have an impact on our future financial position and results of operations. In particular, there are a number of rule changes and proposed legislative initiatives following the recent corporate bankruptcies and failures which could result in changes in accounting rules, including the accounting for employee stock options as an expense. These and other potential changes could materially impact our assets and liabilities, and the expenses we report under generally accepted accounting principles, and could adversely affect our operating results or financial condition.

If We Lose Qualified Management and Scientific Personnel or Are Unable to Attract and Retain Such Personnel, We May Be Unable to Successfully Develop our Products or We May be Significantly Delayed in Developing Our Products.

                 Our success is dependent, in part, upon a limited number of key executive officers, each of whom is an at-will employee, and our scientific researchers. For example, because of his extensive understanding of our technologies and product development programs, the loss of Mr. Steven King, our President and Chief Executive Officer, would adversely affect our development efforts and clinical trial programs during the 6 to 12 month period we estimate it would take to find and train a qualified replacement.

                We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel. We face intense competition in our recruiting activities, including competition from larger companies with greater resources. We do not know if we will be successful in attracting or retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

The Manufacture of Our Products and the Products of Avid’s Customers is Subject to Government Regulation.

                Avid is generally required to maintain compliance with current Good Manufacturing Practice, or cGMP, and is subject to inspections by the FDA or comparable agencies in other jurisdictions to confirm this compliance. Any changes of suppliers or modifications of methods of manufacturing require amending our application to the FDA. Our inability to demonstrate ongoing cGMP compliance could require us to suspend or terminate the manufacture of our products or those of Avid’s third party customers. Any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging, or storage of our products or those of Avid’s third party customers as a result of a failure of our facilities to pass any regulatory agency inspection could significantly impair (i) our ability to advance our products through clinical trials, and (ii) Avid’s ability to generate revenue. This could increase our costs, cause us to lose revenue or market share and damage our reputation.

FORWARD-LOOKING STATEMENTS

                 Except for historical information, the information contained in this prospectus and in our reports filed with the Securities and Exchange Commission (“Commission”) are “forward looking” statements about our expected future business and financial performance. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled “Risk Factors” specifically address some of the factors that may affect our future operating results and financial performance.

USE OF PROCEEDS

                 Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include research and development expenses, clinical trial expenses, expansion of our contract manufacturing capabilities and increasing our working capital. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

                 The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

DESCRIPTION OF COMMON STOCK

                 As of the date of the prospectus, we are authorized to issue up to 200,000,000 shares of common stock, $.001 par value per share. As of December 16, 2004, 144,558,472 shares of our common stock were outstanding, and an additional 27,838,892 shares are reserved for issuance upon the exercise of outstanding stock options and warrants.

Dividends

                 Our Board of Directors may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of our common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

Voting

                 Each share of common stock entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the Board of Directors.

Rights Upon Liquidation

                 In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

                 No holders of shares of our common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by us.

PLAN OF DISTRIBUTION

                  We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

                  We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

                  If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

                  If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

                  With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

                  Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on The Nasdaq SmallCap Market. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

                  The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

                  In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless such securities have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

                  Our common stock is currently traded on The Nasdaq SmallCap Market under the symbol “PPHM.”

LEGAL MATTERS

                The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer LLP, Irvine, California, counsel to Peregrine Pharmaceuticals, Inc. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

                Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE TO LEARN MORE ABOUT US

                 We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, relating to the securities being offered by this prospectus.  For further information pertaining to our securities being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, files reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the Commission as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the Commission’s web site on the Internet at http://www.sec.gov. Our common stock is traded on The Nasdaq SmallCap Market under the symbol “PPHM.” Reports, proxy statements and other information concerning our Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The Commission allows us to “incorporate by reference” into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the Commission automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

1.	Annual Report on Form 10-K for the fiscal year ended April 30, 2004, as filed with the Commission on July 14, 2004, under Section 13(a) of the Securities Exchange Act of 1934;

2.	Quarterly Reports on Form 10-Q for the quarters ended July 31, 2004 and October 31, 2004, filed with the Commission on September 9, 2004 and December 10, 2004, respectively.

3.	Definitive Proxy Statement with respect to the Annual Meeting of Stockholders to be held on October 25, 2004, as filed with the Commission on September 13, 2004;

4.	The description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

5.	All other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended April 30, 2004.

                 All documents we have filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effective date of the registration statement or subsequent to the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold (or which re-registers all securities then remaining unsold), are deemed to be incorporated in this prospectus by this reference and to be made a part of this prospectus from the date of filing of such documents.

                 We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to Attention: Paul J. Lytle, Chief Financial Officer, 14272 Franklin Avenue, Suite 100, Tustin, California 92780-7017, telephone number (714) 508-6000. See also “Where to Learn More About Us.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

                 Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

                 In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                 Provisions of our Bylaws require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

                 We have in place a directors’ and officers’ liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

Common Stock

PROSPECTUS

Dated December 20, 2004

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	10
DESCRIPTION OF COMMON STOCK	10
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	12
EXPERTS	12
WHERE TO LEARN MORE ABOUT US	12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	12
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	13